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                                                                       Exhibit 5

             [LETTERHEAD OF DE MARTINO FINKELSTEIN ROSEN & VIRGA]



                                 July 17, 1997

Board of Directors
THINK New Ideas, Inc.
45 W. 36th Street
12th Floor
New York, NY

     Re:  Registration Statement on Form S-8
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Gentlemen:

     We have acted as counsel to THINK New Ideas, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company of a registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, relating to the issuance by the Company of certain common stock purchase options (the "Options") and an aggregate of up to 350,000 shares of Common Stock, $.0001 par value per share, including 150,000 shares issuable upon exercise of the Options (the "Common Stock") to Jason H. Pollak (the "Consultant") pursuant to the terms of a certain Consulting Agreement, dated as of June 30, 1997, between the Company and the Consultant (the "Consulting Agreement").

     We have examined the Consulting Agreement, the Articles of Incorporation, as amended, the By-Laws of the Company, as amended, the minutes of the various meetings and consents of the Board of Directors of the Company, originals or copies of such records of the Company, agreements, certificates of public officials, certificates of officers and representatives of the Company and others, and such other documents, certificates, records, authorizations, proceedings, statutes and judicial decisions as we have deemed necessary to form the basis of the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. As to various questions of fact material to such opinion, we have relied upon statements and certificates of officers and representatives of the Company and others. We are not herein passing upon and do not assume responsibility for the accuracy, completeness or fairness of the statements or other provisions contained in any of the foregoing materials.

     In connection with the preparation of this opinion, we have reviewed such questions of law as we have deemed necessary. We do not herein give any opinion with respect to the laws of any
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Board of Directors
THINK New Ideas, Inc.
July 17, 1997
Page 2

jurisdiction other than the general laws of the United States of America, the federal securities laws, the laws of the District of Columbia and the General Corporation Law of the State of Delaware. Except as otherwise provided herein, we have assumed that, insofar a the laws of another jurisdiction may be applicable to any matters to which this opinion may relate, such laws are identical to the laws of the District of Columbia, however, we express no opinion as to the extent to which the laws of the District of Columbia or such other jurisdiction may apply.

     Based upon the foregoing, we are of the opinion that the Options and the shares of Common Stock issuable to the Consultant pursuant to the terms of the Consulting Agreement, which securities are subject of the Registration Statement, have been duly authorized and when such securities are issued and paid for in accordance with the terms of the Consulting Agreement will be duly authorized, fully paid and nonassessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       DE MARTINO FINKELSTEIN ROSEN & VIRGA



                                       By: /s/ Ralph V. DeMartino
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                                          Ralph V. DeMartino, a Principal